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                                                              EXHIBIT-99.CHARTER

                             TCW GALILEO FUNDS, INC

                 DIRECTORS NOMINATING AND QUALIFICATIONS CHARTER

I.   NOMINATING COMMITTEE MEMBERSHIP AND OTHER QUALIFICATIONS

     No member of the Nominating Committee (the "Committee") shall be an "interested person" of TCW Galileo Funds, Inc. (the "Fund") as that term is defined in Section 2(a)(19) of the Investment Company Act of 1940 (the "1940 Act"). The President and other officers of the Fund, and interested directors, although not members of the Committee, may recommend candidates and recruit them for the Board of Directors (the "Board") and for executive offices of the Fund. However, the Committee retains the exclusive authority to nominate independent director candidates.

     The members of the Committee shall be elected by the Board annually and shall serve until their successors shall be duly elected and qualified.

II.  PURPOSE OF THE COMMITTEE

     The purpose of the Committee is to promote the effective participation of qualified individuals on the Board, Committees of the Board, and as executive officers of the Fund, and to review, evaluate, and enhance the effectiveness of the Board in its role in governing the Fund and overseeing the management of the Fund.

III. DUTIES OF THE COMMITTEE

     1. The Committee shall make nominations for directors and officers of the Fund and submit such nominations to the full Board. In the event of any vacancies on or additions to the Board, the Committee shall oversee the process for identification, evaluation and nomination of potential candidates to serve on the Board. The Committee shall evaluate candidates' qualifications for such positions and, in the case of candidates for independent director positions, their independence from the Fund's investment adviser and other principal service providers. Persons selected as independent directors must not be "interested persons" of the Fund as that term is defined in the 1940 Act. The Committee may seek suggestions for independent Board member nominees from any person. The Committee shall also consider the effect of any relationships beyond those delineated in the 1940 Act that might impair independence, E.G. business, financial or family relationships with the investment adviser. In determining nominees' qualifications for Board membership, the Committee shall consider the factors set forth in this paragraph 1 and in paragraph 2 below, and, with respect to nominees presented by a shareholder, paragraph 3 below, and may consider such other factors as it may determine to be relevant to fulfilling the role of being a member of the Board. The Committee may consider the candidate's potential contribution in terms of experience and background to the operation of the Board and its committees; the candidate's other commitments and the impact such commitments may have to his/her service to the Fund; whether the independent Board member could qualify as an "audit committee financial expert" and any such factors as it may deem relevant. The

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Committee may also consider the views of the Fund's investment adviser (or affiliates of the investment adviser).

     2. To qualify as a nominee for the Board, individuals, at the time of nomination, should have: (a) substantial expertise, work experience or relationships that would contribute to the overall effectiveness of the Board, including in overseeing the Funds and protecting the interests of the Funds' shareholders; and (b) a degree from an accredited university or college in the United States or the equivalent degree from an equivalent institution of higher learning in another country or a certification as a public accountant. Nominees must satisfy all qualifications, if any, provided in the Fund's organizational documents, and shall also have no felony convictions or felony or misdemeanor convictions involving the purchase or sale of a security. No person shall be qualified to be a Board member unless the Committee, in consultation with counsel to the independent Board members, has determined that such person, if elected as a Board member, would not cause the applicable Fund to be in violation of or not in compliance with (a) applicable law, regulation or regulatory interpretation, (b) the applicable Fund's organizational documents, or (c) any general policy adopted by the Board regarding either the retirement age of any Board member or the percentage of the Board that would be comprised of independent Board members.

     3. Shareholders may submit for the Committee's consideration recommendations regarding potential independent Board member nominees. Each eligible shareholder or shareholder group may submit no more than one independent Board member nominee each calendar year.

     (a) In order for the Committee to consider shareholder submissions, the following requirements must be satisfied regarding the nominee:

          (i) The nominee must satisfy all qualifications provided herein and in the Fund's organizational documents, including qualification as a possible independent Board member.

          (ii) The nominee may not be the nominating shareholder, a member of the nominating shareholder group or a member of the immediate family of the nominating shareholder or any member of the nominating shareholder group.(1)

          (iii) Neither the nominee nor any member of the nominee's immediate family may be currently employed or employed within the last year by any nominating shareholder entity or entity in a nominating shareholder group.

          (iv) Neither the nominee nor any immediate family member of the nominee is permitted to have accepted directly or indirectly, during the year of the election for which the nominee's name was submitted, during the immediately preceding calendar year, or during the

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(1)  Terms such as "immediate family member" and "control" shall be interpreted in accordance with the federal securities laws.

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year when the nominee's name was submitted, any consulting, advisory, or other compensatory fee from the nominating shareholder or any member of a nominating shareholder group.

          (v) The nominee may not be an executive officer, director (or person fulfilling similar functions) of the nominating shareholder or any member of the nominating shareholder group, or of an affiliate of the nominating shareholder or any such member of the nominating shareholder group.

          (vi) The nominee may not control the nominating shareholder or any member of the nominating shareholder group (or, in the case of a holder or member that is a fund, an interested person of such holder or member as defined by Section 2(a)(19) of the 1940 Act).

          (vii) A shareholder or shareholder group may not submit for consideration a nominee which has previously been considered by the Committee.

     (b) In order for the Committee to consider shareholder submissions, the following requirements must be satisfied regarding the shareholder or shareholder group submitting the proposed nominee:

          (i) Any shareholder or shareholder group submitting a proposed nominee must beneficially own, either individually or in the aggregate, more than 5% of the Fund's securities that are eligible to vote both at the time of submission of the nominee and at the time of the Board member election. Each of the securities used for purposes of calculating this ownership must have been held continuously for at least two years as of the date of the nomination. In addition, such securities must continue to be held through the date of the meeting. The nominating shareholder or shareholder group must also bear the economic risk of the investment and the securities used for purposes of calculating the ownership cannot be held "short."

          (ii) The nominating shareholder or shareholder group must not qualify as an adverse holder. In other words, if such shareholder were required to report beneficial ownership of its securities, its report would be filed on Securities Exchange Act Schedule 13G instead of Schedule 13D in reliance on Securities Exchange Act Rule 13d-1(b) or (c).

     (c) Shareholders or shareholder groups submitting proposed nominees must substantiate compliance with the above requirements at the time of submitting their proposed nominee as part of their written submission to the attention of the Fund's Secretary, which must include:

          (i)   the shareholder's contact information;

          (ii) the nominee's contact information and the number of Fund shares owned by the proposed nominee;

          (iii) all information regarding the nominee that would be required to be disclosed in solicitations of proxies for elections of directors required by Regulation 14A of the Securities Exchange Act; and

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          (iv)  a notarized letter executed by the nominee, stating his or her intention to serve as a nominee and be named in the Fund's proxy statement, if so designated by the Committee and the Fund's Board.

     It shall be in the Committee's sole discretion whether to seek corrections of a deficient submission or to exclude a nominee from consideration.

     4. The Committee shall evaluate the participation and contribution of each director coming to the end of his or her term before deciding whether to recommend reelection. The Committee may seek the views of other directors to assist them in this evaluation.

     5. The Committee shall periodically review as it deems necessary the composition of the Board to determine whether it may be appropriate to add individuals with different backgrounds or skills from those already on the Board.

     6. The Committee shall periodically review as it deems necessary director compensation and shall recommend any appropriate changes to the Board as a group.

     7. The Committee shall periodically review as it deems necessary issues related to the succession of officers of the Fund, including the Chairman of the Board.

     8. The Committee shall make nominations for membership on all committees of the Board and submit such nominations to the full Board, and shall review committee assignments as necessary.

     9. The Committee shall review as it deems necessary the responsibilities of any committees of the Board, whether there is a continuing need for each committee, whether there is a need for additional committees, and whether committees should be combined or reorganized. The Committee shall consult with, and receive recommendations in connection with the foregoing from the Board and Fund management, and shall make recommendations for any such action to the full Board.

IV.  OPERATIONS OF THE COMMITTEE

     1. The Committee shall meet at least annually, and is authorized to hold special meetings as circumstances warrant.

     2. The Committee shall ordinarily meet in person; however, members may attend telephonically or by video conference, and the Committee may act by written consent, to the extent permitted by law and by the Fund's by-laws.

     3. The Committee shall prepare and retain minutes of its meetings and appropriate documentation of decisions made outside of meetings by delegated authority.

     4.   The Committee may select one of its members to be the chair.

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     5.   A majority of the members of the Committee shall constitute a quorum for the transaction of business at any meeting of the Committee. The action of a majority of the members of the Committee present at a meeting at which a quorum is present shall be the action of the Committee.

     6. Upon the recommendation of the Committee, the Board shall adopt and approve this Charter and may amend it and may approve exceptions to the Charter from time to time. The Committee shall review this Charter at least annually and recommend to the Board any changes the Committee deems appropriate or necessary.

     7. The Committee shall have the resources and authority appropriate to discharge its responsibilities, including authority to utilize Fund counsel and to retain experts or other persons with specific competence at the expense of the Fund. The Committee shall have sole authority to retain and terminate any search firm to be used to identify director candidates, including sole authority to approve the search firm's fees and other retention items.

April 21, 2004